Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	January 30, 2008
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports First Quarter Results
VALLEY FORGE, Pa., January 30 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the first fiscal quarter ended December 31, 2007 of
$54.3 million compared to $55.6 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $93.1 million for the first quarter of 2008, unchanged from the first quarter of fiscal 2007.
For the three months ended December 31, 2007, retail propane volumes sold declined 1.3% to
279.1 million gallons from 282.9 million gallons sold in the prior year period. Weather was 7.2% warmer than normal compared to weather that was 8.6% warmer than normal in the prior year period, according to the National Oceanic and Atmospheric Administration.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said “Significant increases in propane sales prices caused by extraordinarily high propane costs resulted in customer conservation that more than offset higher volumes sold in the quarter from businesses we acquired last year. The average wholesale propane cost at Mt. Belvieu, Texas for the quarter increased 58% over the same period last year. In spite of the challenging environment of warm weather and high product cost, we continued to execute our strategies to build long term value for unitholders.”
Revenues for the quarter increased to $748.2 million from $616.6 million in the prior year period, reflecting higher average selling prices due to significantly higher propane product costs. Total margin increased $13.9 million mainly due to higher average retail propane unit margins and slightly higher ancillary income. Operating and administrative expenses rose primarily as a result of expenses associated with acquisitions, increased compensation and benefits costs and higher vehicle expenses.Although EBITDA was unchanged from the prior year, operating income decreased to $74.0 million from $75.3 million in the fiscal 2007 quarter, reflecting higher depreciation and amortization costs.
-MORE-

AmeriGas Partners Reports First Quarter Results	Page 2
Separately, AmeriGas Partners announced that for the three-year period ended December 31, 2007, the compound annual total return on Partnership units was 15%, exceeding a significant number of the companies in its peer group of 19 publicly-traded master limited partnerships. As a result, employees who received performance-contingent unit awards in early 2005 in accordance with the Partnership’s long-term compensation plan will receive a portion of the payout under the plan in Partnership units and will be deemed to have sold a portion of the units to AmeriGas Partners for cash to pay income taxes. The appropriate disclosures on Form 4 will be filed today with the Securities and Exchange Commission.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its first quarter FY 2008 earnings conference call on Wednesday, January 30, 2008, at 4:00 PM ET. Interested parties may listen to a live audio webcast of the conference call at http://www.shareholder.com/ugi/APU/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112; International replay 1-719-457-0820; passcode 6871439, through February 1, 2008.
The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/1Q08FinancialTable.pdf.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures due to high energy prices, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-02	###	1/30/08

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Propane	$699,669	$569,924	$2,225,825	$1,935,281
Other	48,499	46,667	183,127	170,352

	748,168	616,591	2,408,952	2,105,633

Costs and expenses:
Cost of sales — propane	487,865	370,995	1,481,941	1,256,327
Cost of sales — other	18,482	17,711	72,896	68,359
Operating and administrative expenses	152,884	138,450	576,958	540,300
Depreciation	18,657	17,605	72,607	68,447
Amortization	1,167	962	4,264	4,319
Gain on sale of Arizona storage facility	—	—	(46,117)	—
Other (income), net	(4,845)	(4,392)	(18,025)	(16,770)

	674,210	541,331	2,144,524	1,920,982

Operating income	73,958	75,260	264,428	184,651
Loss on extinguishment of debt	—	—	—	(17,079)
Interest expense	(18,230)	(17,973)	(71,744)	(73,148)

Income before income taxes	55,728	57,287	192,684	94,424
Income tax expense	(693)	(911)	(628)	(1,045)
Minority interests	(730)	(736)	(2,607)	(1,594)

Net income	$54,305	$55,640	$189,449	$91,785

General partner’s interest in net income	$587	$556	$5,630	$918

Limited partners’ interest in net income	$53,718	$55,084	$183,819	$90,867

Income per limited partner unit (a)
Basic	$0.87	$0.88	$3.13	$1.60

Diluted	$0.87	$0.88	$3.13	$1.60

Average limited partner units outstanding:
Basic	56,993	56,806	56,875	56,799

Diluted	57,036	56,846	56,911	56,836

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	279.1	282.9	1,002.9	966.2
EBITDA (b)	$93,052	$93,091	$338,692	$238,744
Distributable cash (b)	$67,510	$67,770	$239,775	$157,121
Capital expenditures:
Maintenance capital expenditures	$7,312	$7,348	$27,173	$25,554
Growth capital expenditures	$10,871	$14,188	$43,238	$48,607

(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates net income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the three and the twelve months ended December 31, 2007 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.07 and $0.10, respectively. Theoretical distributions of net income in accordance with EITF 03-6 for the three months ended December 31, 2006 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.09. EITF 03-6 did not impact net income per limited partner unit for the twelve months ended December 31, 2006.
(continued)

(continued)

(b)	EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other entities.

Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures and excluding losses on extinguishments of debt in connection with a refinancing. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership’s existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership’s ability to declare and pay quarterly distributions. The Partnership’s definition of distributable cash may be different from that used by other entities.

The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$54,305	$55,640	$189,449	$91,785
Income tax expense	693	911	628	1,045
Interest expense	18,230	17,973	71,744	73,148
Depreciation	18,657	17,605	72,607	68,447
Amortization	1,167	962	4,264	4,319

EBITDA	93,052	93,091	338,692	238,744
Interest expense	(18,230)	(17,973)	(71,744)	(73,148)
Maintenance capital expenditures	(7,312)	(7,348)	(27,173)	(25,554)
Loss on extinguishment of debt	—	—	—	17,079

Distributable cash	$67,510	$67,770	$239,775	$157,121